CONSENT NO. 2 AND AMENDMENT NO. 2 TO CREDIT AGREEMENT

This CONSENT NO. 2 AND AMENDMENT NO. 2 TO CREDIT AGREEMENT, dated as of March 26, 2021 (this “Agreement”), is entered into by and among BKRF HCB, LLC, a Delaware limited liability company (the “Borrower”), BKRF HCP, LLC, a Delaware limited liability company (“Holdings”), Orion Energy Partners TP Agent, LLC, in its capacity as the administrative agent (in such capacity, the “Administrative Agent”), and the Lenders party hereto, constituting 100% of the Lenders to the Credit Agreement (as defined below) (the “Signatory Lenders”). As used in this Agreement, capitalized terms which are not defined herein shall have the meanings ascribed to such terms in the Credit Agreement unless otherwise specified.

W I T N E S S E T H

WHEREAS, the Borrower, Holdings, the Administrative Agent, Orion Energy Partners TP Agent, LLC, in its capacity as the collateral agent, and each Lender from time to time party thereto have entered into that certain Credit Agreement, dated as of May 4, 2020 (as amended, amended and restated, modified and supplemented on or prior to the date hereof, the “Credit Agreement” and the Credit Agreement as expressly amended by this Agreement, the “Amended Credit Agreement”);

WHEREAS, the Borrower and the Lenders entered into the Credit Agreement and the OpCo Borrower and the OpCo Senior Lenders entered into the OpCo Senior Credit Agreement based on certain estimated costs to install, develop and construct the Project;

WHEREAS, the scope of the Project has expanded to include additional capabilities and equipment, which change certain assumptions made regarding the cost of installing, developing and constructing the Project;

WHEREAS, each of the Credit Agreement and the OpCo Senior Credit Agreement need to be revised to more accurately reflect the updated scope and cost estimates of the Project;

WHEREAS, the OpCo Borrower desires to (a) amend the OpCo Senior Credit Agreement pursuant to that certain Amendment No. 3 to Credit Agreement, to be dated as of the date hereof (the “OpCo Amendment”), by and among the OpCo Borrower, OpCo Pledgor, the Project Company, OpCo Senior Administrative Agent and the OpCo Senior Lenders party thereto, to provide for, inter alia, an additional capital raise and revisions to more accurately reflect the updated scope and cost estimates of the Project, and (b) request the OpCo Senior Lenders waive certain defaults under the OpCo Senior Credit Agreement pursuant to that certain Waiver No. 2 to Credit Agreement, to be dated as of the date hereof (the “OpCo Waiver”), by and among the OpCo Borrower, OpCo Pledgor, the Project Company, OpCo Senior Administrative Agent and the OpCo Senior Lenders party thereto;

WHEREAS, pursuant to Section 6.09(c) of the Credit Agreement, without the prior written consent of the Required Lenders, the Borrower shall not cause or permit any OpCo Loan Party to, directly or indirectly amend, modify, supplement or grant a consent, approval or waiver under, or cause or permit or consent to the amendment, modification, supplement, consent, approval or waiver of any provision of the OpCo Senior Financing Documents, except to the extent any such amendment, modification, supplement, consent, approval or waiver could not reasonably be expected to be materially adverse to the Loan Parties or the Lenders;

WHEREAS, pursuant to this Agreement, the Borrower has requested, and the parties hereto have agreed, subject to the satisfaction of the conditions precedent set forth in this Agreement, to consent to each of the OpCo Amendment and the OpCo Waiver;

WHEREAS, pursuant to this Agreement, the Borrower has requested, and the parties hereto have agreed, subject to the satisfaction of the conditions precedent set forth in this Agreement, to amend the Credit Agreement on the Second Amendment Effective Date to, among other things, require the Sponsor undertake the Additional Capital Raise on the terms set forth on Exhibit A; and

WHEREAS, the Borrower, Holdings, the Administrative Agent and the Signatory Lenders entered into that certain Waiver No. 2 to Credit Agreement, dated as of the date hereof (the “Waiver”).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                OpCo Amendment and the OpCo Waiver. Subject to the satisfaction of all the conditions precedent set forth in Section 4 hereof, as of the Second Amendment Effective Date, each Lender hereby consents to the OpCo Loan Parties’ entry into each of the OpCo Amendment and the OpCo Waiver and each of the transactions contemplated thereunder.

2.                Amendments. Subject to the satisfaction of the conditions precedent set forth in Section 4 hereof, as of the Second Amendment Effective Date, the Borrower, the other Loan Parties, the Administrative Agent and the Signatory Lenders, who constitute all of the Lenders under the Credit Agreement, hereby agree that the Credit Agreement is amended as follows:

(a)              Section 1.01 of the Credit Agreement is amended by inserting the following new definitions:

“Additional Capital Raise” shall have the meaning assigned to such term in Section 5.32(a).

“Financial Staffing Plan” shall have the meaning assigned to such term in Section 5.32(b)(i)(A).

“Second Amendment Effective Date” means March 26, 2021.

(b)             Section 5.10(c) of the Credit Agreement is amended by inserting the words “(or, in the case of the fiscal year ending on December 31, 2020, one hundred eighty (180) days)” after “one hundred fifty (150) days”.

(c)              Section 5.25(f) of the Credit Agreement is deleted in its entirety and replaced with the following:

(f)       Borrower shall cause the OpCo Borrower to use commercially reasonable efforts to enter into an OpCo Senior Working Capital Facility on or before August 1, 2021.

(d)             Section 5.25(g) of the Credit Agreement is deleted in its entirety and replaced with the following:

(g)       Borrower shall cause the OpCo Borrower to enter into a product marketing agreement or an offtake agreement with ExxonMobil, in a form reasonably satisfactory to the Administrative Agent on or before June 1, 2021.

(e)              Article V of the Credit Agreement is amended by inserting the following new Section 5.32:

Section 5.32 Post-Second Amendment Covenants.

(a)       Additional Capital Raise. The Sponsor or one or more other parent companies of Borrower shall, on or prior to July 30, 2021, (i) complete a financing transaction in an aggregate amount equal to at least $35,000,000 (excluding both the “Lender Amendment & Consent Premium” and the “COMA Reimbursement,” as those terms are defined in that certain Consent No. 2 and Amendment No. 2 to Credit Agreement, dated March 26, 2021) (the “Additional Capital Raise”), and (ii) cause $35,000,000 of the Additional Capital Raise to be contributed to the OpCo Borrower to be deposited into the Cash Reserve Account (as defined in the OpCo Senior Credit Agreement). In connection with the Additional Capital Raise, the Sponsor or one or more parent companies of the Borrower on or before April 30, 2021 shall (i) have engaged a placement agent and/or underwriter reasonably acceptable to the Administrative Agent, and (ii) have presented to the Administrative Agent evidence of a financing plan reasonably acceptable to the Administrative Agent (including the filing of a Form S-1 Registration Statement with the United States Securities and Exchange Commission or the execution of an agreement for an alternate non-public sale of securities). Failure to comply strictly with the deadlines in this Section shall be an Event of Default by Borrower under this Agreement.

(b)       Financial Governance.

(i)       Financial Staffing Plan.

(A)       Borrower shall by April 16, 2021, deliver to the Administrative Agent a plan for the engagement of financial staff that is reasonably satisfactory to the Administrative Agent (the “Financial Staffing Plan”).

(B)       Borrower shall by June 16, 2021, implement and appoint staff in accordance with the Financial Staffing Plan.

(iii)       Q1 2021 Monthly Financial Statements. Each Loan Party shall, and the Borrower shall cause the OpCo Loan Parties to, on or prior to April 15, 2021, furnish to Administrative Agent (x) the monthly unaudited consolidated financial statements of the Loan Parties and OpCo Loan Parties, (y) the unaudited consolidated financial statements of the OpCo Loan Parties delivered to the OpCo Senior Administrative Agent under Section 5.30(b)(iii)(x) of the OpCo Senior Credit Agreement and (z) the other monthly reports of the OpCo Loan Parties delivered to the OpCo Senior Administrative Agent under Section 5.30(b)(iii)(y) of the OpCo Senior Credit Agreement.

(ii)       2021 Operating Budget. The Loan Parties shall cause OpCo Borrower to, promptly after the Second Amendment Effective Date, submit to the Administrative Agent a draft of its proposed Operating Budget for calendar year 2021 and, cause the Operating Budget for calendar year 2021 to be approved or deemed approved by the Administrative Agent on or prior to April 15, 2021.

(c)       Q4 2020 Environmental, Social and Governance Report. Each Loan Party shall, on or prior to April 15, 2021, furnish to the Administrative Agent a copy of the environmental, social and governance report in respect of the fiscal quarter ending December 31, 2020 provided to the OpCo Senior Administrative Agent under Section 5.30(c) of the OpCo Senior Credit Agreement.

(d)       Q4 2020 SusOils and Sponsor Information. Each Loan Party shall, concurrently with delivery under the OpCo Senior Credit Agreement, furnish to the Administrative Agent the information relating to each of SusOils and Sponsor for the fiscal quarter ending December 31, 2020.

(e)       COMA Waiver. Borrower shall cause OpCo Borrower to, on or prior to April 15, 2021, enter into a waiver to the COMA with the Operator, in form and substance reasonably satisfactory to the Administrative Agent, that provides for (i) the delivery of the required reports for January and February 2021 on or before April 15, 2021, (ii) a process for agreeing the 2021 budget for COMA items on or prior to April 15, 2021, and (iii) permits reimbursable spending during the period from January 1, 2021 to July 1, 2021, subject to such spending not exceeding $500,000 (the “COMA Reimbursable Spending”).

(f)       Financial Advisor. Borrower shall maintain the engagement of Fairlead Financial Advisors, LLC, as financial advisor to Borrower, the other Loan Parties and the OpCo Loan Parties, until the earlier of (i) July 15, 2021 and (ii) the date on which the Administrative Agent shall, at the request of Borrower, have consented to the termination of such engagement.

(f)              Section 6.09(b) of the Credit Agreement is deleted in its entirety and replaced with the following:

(b)       Notwithstanding anything to the contrary in Section 6.09(a)(i), Borrower shall not cause or permit any OpCo Loan Party to accept, approve or otherwise enter into any change order or similar document or instrument under any Material Project Document (each a “Change Order”) without the prior written consent of the Administrative Agent, acting at the reasonable direction of the Required Lenders, unless such Change Order (i) does not result in the compensation payable under such Material Project Document increasing by an aggregate amount in excess of $250,000 individually for any one Change Order, or $1,000,000 in the aggregate for all Change Orders, or does not utilize any of the contingency specified in the Construction Budget and (ii) does not adversely affect or delay the reasonably anticipated timing of the completion of any Significant Milestone or Substantial Completion.

3.                Representations and Warranties. Each Loan Party hereby represents and warrants to the other parties hereto that:

(a)              Each Loan Party has full corporate, limited liability company or other organizational powers, authority and legal right to enter into, deliver and perform its respective obligations under this Agreement, and has taken all necessary corporate, limited liability company or other organizational action to authorize the execution, delivery and performance by it of this Agreement. This Agreement has been duly executed and delivered by the Loan Parties, is in full force and effect and constitutes a legal, valid and banding obligation of the Loan Parties, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited (i) by Bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

(b)             The execution, delivery and performance by each Loan Party of this Agreement does not and will not (i) conflict with the Organizational Documents of such Loan Party, (ii) conflict with or result in a breach of, or constitute a default under, any indenture, loan agreement, mortgage, deed of trust or other instrument or agreement to which such Loan Party is a party or by which it is bound or to which such Loan Party’s property or assets are subject, except where such contravention or breach could not reasonably be expected to be material and adverse to the Loan Parties or Lenders, (iii) conflict with or result in a breach of, or constitute a default under, in any material respect, any Applicable Law, except where such contravention or breach could not reasonably be expected to have a Material Adverse Effect, or (iv) with respect to each Loan Party, result in the creation or imposition of any Lien (other than a Permitted Lien) upon any of such Loan Party’s property or the Collateral.

(c)              Except as provided in this Agreement, no Default or Event of Default has occurred and is continuing or would result from the transactions contemplated in this Agreement.

(d)             After giving effect to the forbearances and waivers set forth in the Waiver and the amendments set forth in this Agreement, the representations and warranties of each of the Loan Parties set forth in Article III of the Credit Agreement and in each other Financing Document are true and correct in all material respects (except where already qualified by materiality or Material Adverse Effect, in which case, such representations and warranties are true and correct in all respects) on and as of the Second Amendment Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date).

4.                Effectiveness; Conditions Precedent. This Agreement shall become effective on the first date on which each of the following conditions have been satisfied or waived (such date, the “Second Amendment Effective Date”):

(a)              This Agreement shall have been executed by the Administrative Agent, the Loan Parties and the Signatory Lenders and the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

(b)             Borrower has arranged for payment on the Second Amendment Effective Date of all reasonable and documented out-of-pocket fees and expenses then due and payable pursuant to the Financing Documents.

(c)              The Operator has waived the OpCo Borrower’s defaults under the COMA in a document (or e-mail correspondence) reasonably satisfactory to the Administrative Agent.

(d)             The parties to the Borrower LLC Agreement shall have acknowledged and agreed that the Amendment & Consent Premium shall not be considered in calculating the Class B MOIC or Class C MOIC under the Borrower LLC Agreement (and each party hereto, by release of its signature pages hereto on the date hereof, does hereby so acknowledge and agree to the foregoing).

5.                Amendment & Consent Premium.

(a)              As consideration for the consent granted pursuant to Section 1 and the amendments to the Credit Agreement agreed pursuant to Section 2 and other waivers and forbearances provided by the Lenders on and before the Second Amendment Effective Date, the Borrower hereby agrees to pay to each Lender an amendment and consent premium equal to 1.00% of the aggregate Commitments and Loans of such Lender, which premium shall be earned on the Second Amendment Effective Date (the “Amendment & Consent Premium”). The Amendment & Consent Premium shall be paid in equity as set forth in Exhibit A. The Amendment & Consent Premium shall be payable on the earlier of (i) July 30, 2021 or (ii) if the Sponsor completes an Additional Capital Raise, on the closing date of the Additional Capital Raise.

(b)             The Borrower hereby agrees that the premium payable under the foregoing clause (a) shall be paid without set-off, deduction or counterclaim and free and clear of, and without deduction by reason of, any taxes.

(c)              All fees and premiums hereunder, once paid, are nonrefundable and are in addition to and not creditable against any other fee or premium payable to any Lender and/or its affiliates in connection with the transactions contemplated by the Credit Agreement or otherwise.

(d)             For U.S. federal income tax purposes, the Amendment & Consent Premium shall be treated as a payment on the loan made pursuant to the Credit Agreement (in accordance with the ordering provisions of Treasury Regulations Section 1.1275-2(a)), and which payment shall not be treated as resulting in a significant modification of such loan for purposes of Treasury Regulations Section 1.1001-3. Each of the Lenders and the Borrower agrees to file tax returns consistent with such treatment.

(e)              Failure to pay the Amendment & Consent Premium as required by Section 5(a) of this Agreement shall be an Event of Default by Borrower under the Credit Agreement.

6.                Miscellaneous.

(a)              Effect of Amendments. From and after the Second Amendment Effective Date, the Credit Agreement shall be construed after giving effect to the amendments set forth in Section 2 hereof and all references to the Credit Agreement in the Financing Documents shall be deemed to refer to the Amended Credit Agreement.

(b)             No Other Modification. Except as expressly modified by this Agreement, the Credit Agreement and the other Financing Documents are and shall remain unchanged and in full force and effect, and nothing contained in this Agreement shall, by implication or otherwise, limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders, the Administrative Agent, or any of the other parties, or shall alter, modify, amend or in any way affect any of the other terms, conditions, obligations, covenants or agreements contained in the Credit Agreement which are not by the terms of this Agreement being amended, or alter, modify or amend or in any way affect any of the other Financing Documents.

(c)              Successor and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

(d)             Incorporation by Reference. Sections 10.07 (Severability), 10.11 (Headings), 10.09 (Governing Law; Jurisdiction; Etc.) and 10.17 (Electronic Execution of Assignments and Certain Other Documents) of the Credit Agreement are hereby incorporated by reference herein, mutatis mutandis.

(e)              Financing Document. This Agreement shall be deemed to be a Financing Document.

(f)              Counterparts; Integration. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. The Amended Credit Agreement and the other Financing Documents to which a Loan Party is party constitute the entire contract between and among the parties relating to the subject matter hereof and thereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Agreement by telecopy or scanned electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

(g)             Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized signatories as of the day and year first above written.

BKRF HCB, LLC,
as the Borrower

By:

/s/ RICHARD PALMER

Name:

Title:

BKRF HCP, LLC,
as Holdings

By:

/s/ RICHARD PALMER

Name:

Title:

ORION ENERGY PARTNERS TP AGENT, LLC,
as Administrative Agent

By:

/s/ GERRIT NICHOLAS

Name:
Title:

Exhibit A

to CONSENT No. 2 AND Amendment nO. 2

ADDITIONAL CAPITAL RAISE & AMENDMENT & CONSENT PREMIUM TERM SHEET

Issuer	Global Clean Energy Holdings, Inc. (“GCEH”)
Type of Offering	To be determined but expected to be common equity, preferred equity, or short-term convertible note (the “Securities”).
Amendment & Consent Premium for Lenders	1.00% of the aggregate Commitments and Loans payable in Securities of GCEH. If the Sponsor completes an Additional Capital Raise, the Securities issued to the Lenders shall be in the same Security and on the same terms as the remainder of the offering. If the Sponsor does not complete an Additional Capital Raise, the Securities issued to the Lenders shall be in form and substance reasonably agreed to by GCEH and the Administrative Agent; provided, however, that if GCEH and the Administrative Agent are unable to agree upon the form and substance of the Securities to be issued to the Lenders, the Amendment & Consent Premium shall be paid in cash.
Additional Capital Raise Offering Amount	At least $35 million excluding the Amendment & Consent Premium and the COMA Reimbursement.
Use of Proceeds

Use of Proceeds shall be:

•        Raise at least $35 million to deposit into the Cash Reserve Account (as defined in the OpCo Senior Credit Agreement) for use towards the Project Costs; and

•        If more than $35 million is raised in the Additional Capital Raise, all excess proceeds to be used for GCEH working capital and other capital expenditures.

Closing Date	On or prior to July 30, 2021
Lender Securityholder Entity	The Securities received by each Lender as the Amendment & Consent Premium will be held by a legal entity selected by such Lender.
COMA Reimbursement	GCEH shall pay the OpCo Borrower $500,000 to repay the COMA Reimbursable Spending on the earlier of (i) August 5, 2021 or (ii) if the Sponsor completes an Additional Capital Raise, five (5) Business Days after the closing date of the Additional Capital Raise.
Voting Rights, Governing Law, Lock-up,	Lenders shall be treated the same as all other Securityholders participating in the Additional Capital Raise.

Alternative Structures	Borrower, GCEH, and the Signatory Lenders will explore alternative structures that may be more efficient from a documentation perspective for the Amendment & Consent Premium (e.g., warrants in GCEH).
Event of Default	Failure to pay the Amendment & Consent Premium shall be an Event of Default by Borrower under the Credit Agreement.
Registration Rights	Subject to diligence.
Other	Other terms are subject to terms and conditions to be agreed.